EXHIBIT 5.2

                                 LAW OFFICES OF
              CLINE, WILLIAMS, WRIGHT, JOHNSON & OLDFATHER, L.L.P.
                             1900 U.S. Bank Building
                               233 S. 13th Street
                          Lincoln, Nebraska 68508-2095

                                 April __, 2006



Board of Directors
NEDAK Ethanol, LLC
P.O. Box 391 Atkinson, NE 68713

        Re:    2006 Registration Statement on Form SB-2; Tax Matters

Gentlemen:

        As counsel for NEDAK Ethanol, LLC (the "Company"), we furnish the following opinion in connection with the proposed issuance by the Company of up to 4,100 of its membership interests (the "Units").

        We have acted as legal counsel to the Company in connection with its offering of the Units. As such, we have participated in the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Form SB-2 Registration Statement dated _________________, relating to that offering (the "Registration Statement").

        You have requested our opinion as to matters of federal tax law that are described in the Registration Statement. We are assuming that the offering will be consummated and that the operations of the Company will be conducted in a manner consistent with that described in the Registration Statement. We have examined the Registration Statement and such other documents as we have deemed necessary to render our opinion expressed below.

        Based on the foregoing, all statements as to matters of law and legal conclusions contained in the Registration Statement under the heading "Income Tax Considerations of Owning Our Membership Units" reflect our opinion. That section of the Registration Statement is a general description of the principal federal income tax consequences that are expected to arise from the ownership and disposition of Units, insofar as it relates to matters of law and legal conclusions. That section also addresses all material federal income tax consequences to prospective unit holders of the ownership and disposition of Units.

        Our opinion extends only to matters of law and does not extend to matters of fact. With limited exceptions, the discussion relates only to individual citizens and residents of the United States and has limited applicability to corporations, trusts, estates or nonresident aliens. The opinion expressed herein shall be effective as of the date of effectiveness of the Company's Registration Statement. The opinion set forth herein is based upon known facts and existing law and regulations, all of which are subject to change prospectively and retroactively. We assume no obligation to revise or supplement such opinions as to future changes of law or fact.

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        An opinion of legal counsel represents an expression of legal counsel's professional judgment regarding the subject matter of the opinion. It is neither a guarantee of the indicated result nor is it an undertaking to defend the indicated result should it be challenged by the Internal Revenue Service. This opinion is in no way binding on the Internal Revenue Service or on any court of law.

        We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement.

                                Very truly yours,


                                Cline Williams, Wright, Johnson & Oldfather, LLP